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                                                                    NEWS RELEASE

[LOGO]

                         ANNOUNCING INTRUSION.COM, INC.
      ODS NETWORKS, INC. OFFICIALLY CHANGES ITS NAME TO INTRUSION.COM, INC.


RICHARDSON, TEXAS, JUNE 1, 2000 - Effective today, ODS Networks, Inc. officially changed its name to Intrusion.com, Inc. Intrusion.com will begin trading on the Nasdaq National Market under the ticker symbol INTZ when the market opens today.

This new name, Intrusion.com, reflects the strategic direction of the company as a provider of premier security management, intrusion detection, risk assessment, behavioral profiling and statistical analysis solutions to government and commercial customers worldwide. Additionally, the company intends to sell its networking product line and shift its entire focus to information security solutions.

"In the age of open network computing, there is a critical need for robust network security and management solutions," said Tim Kinnear, President and CEO of Intrusion.com. "Intrusion.com will be a premier partner for service providers, government organizations and enterprise customers as they securely conduct e-commerce and safeguard their assets."

Stated G. Ward Paxton, Chairman of the Board of Intrusion.com, "We have made significant strides in transforming ourselves into a leader in the information security market with "best-of-breed" technology, expanded sales channels and the infrastructure to implement our strategic plan."

ABOUT INTRUSION.COM, INC.

Intrusion.com, Inc. (NASDAQ: INTZ) develops, markets and supports a suite of information security software and security appliances. Intrusion.com helps businesses and government entities to securely conduct e-commerce and protect their information assets. Intrusion.com is headquartered in Richardson, Texas and has more than 230 employees worldwide. More information about Intrusion.com, Inc. is available at HTTP://WWW.INTRUSION.COM.

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INVESTOR CONTACT FOR INTRUSION.COM
Charleigh Shayne, Director, Investor Relations
972-664-8061, cshayne@intrusion.com

MEDIA CONTACT FOR INTRUSION.COM
Billy Austin, Vice President, Sales and Marketing
972-664-8040, baustin@intrusion.com